Exhibit 16

December 17, 2003

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements made by Chase Corporation included in the Form 8-K dated December 15, 2003 to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Livingston & Haynes P.C.
Livingston & Haynes P.C.